AMENDMENT NO. 3
TO THE
SUBADVISORY AGREEMENT


      This AMENDMENT NO. 3 TO SUBADVISORY AGREEMENT is dated as January 14, 2013, by and between SUNAMERICA ASSET
MANAGEMENT CORP., formerly AIG SunAmerica Asset Management
Corp., a Delaware corporation (the "Adviser"), and J.P. MORGAN
INVESTMENT MANAGEMENT INC., a Delaware corporation (the
"Subadviser").

W I T N E S S E T H:

      WHEREAS, the Adviser and Seasons Series Trust, a
Massachusetts business trust (the "Trust"), have entered into an Investment Advisory and Management Agreement dated as of January 1, 1999, as amended from time to time (the "Advisory Agreement"), pursuant to which the Adviser has agreed to provide investment management, advisory and administrative services to the Trust, and pursuant to it which the Adviser may delegate one or more of its duties to a subadviser pursuant to a written subadvisory agreement;

      WHEREAS, the Adviser and the Subadviser are parties to a Subadvisory Agreement dated June 16, 2003, as amended from time to time
(the "Subadvisory Agreement"), pursuant to which the Subadviser furnishes investment advisory services to certain series (the "Portfolios") of the Trust as listed on Schedule A of the Subadvisory Agreement;

      WHEREAS, the parties wish to amend the Subadvisory Agreement as set forth below; and

      WHEREAS, the Board of Trustees of the Trust has approved this Amendment to the Subadvisory Agreement and it is not required to be approved by the shareholders of the Portfolios.

      NOW, THEREFORE, it is hereby agreed between the parties hereto as follows:

      1.	Schedule A to the Subadvisory Agreement is hereby
amended to reflect the addition of the Seasons Series Trust Multi Managed Growth Portfolio, Multi-Managed Moderate Growth Portfolio and Small
Cap Portfolio.  Schedule A is also attached hereto.

Portfolio(s)
Annual Fee
(as a percentage of the average
daily net assets the Subadviser
manages in the portfolio)


Multi-Managed Growth Portfolio
0.50% on the first $50 million
0.40% thereafter


Multi-Managed Moderate Growth Portfolio
0.50% on the first $50 million
0.40% thereafter


Small Cap Portfolio
0.50% on the first $50 million
0.40% thereafter

      Subadviser shall manage a portion of the assets of the Multi Managed Growth Portfolio, Multi-Managed Moderate Growth Portfolio and Small Cap Portfolio and shall be compensated as noted above.

2.	Counterparts.	This Amendment may be executed in
two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument.

3.	Full Force and Effect.	Except as expressly
supplemented, amended or consented to hereby, all of the representations, warranties, terms, covenants, and conditions of the Subadvisory Agreement shall remain unchanged and shall continue to be in full force and effect.

4.	Miscellaneous.	Capitalized terms used but not defined
herein shall have the meanings assigned to them in the Subadvisory
Agreement.

      IN WITNESS WHEREOF, the parties have caused their respective duly authorized officers to execute this Agreement as of the date first above written.

				SUNAMERICA ASSET MANAGEMENT
CORP.


				By: /s/ PETER A. HARBECK
				Name:	Peter A. Harbeck
				Title:	President & CEO


				J.P. MORGAN INVESTMENT
MANAGEMENT INC.


				By: /s/ SCOTT G. MORITZ
				Name:	Scott G. Moritz
				Title:	Vice President




Schedule A

Effective January 14, 2013



Portfolio(s)
Annual Fee
(as a percentage of the average daily net assets the Subadviser manages in the Portfolio)

Focus Value Portfolio

0.45% on the first $100 million
   0.40% thereafter


Multi-Managed Growth Portfolio
0.50% on the first $50 million
0.40% thereafter


Multi-Managed Moderate Growth Portfolio
0.50% on the first $50 million
0.40% thereafter


Small Cap Portfolio
0.50% on the first $50 million
0.40% thereafter